Exhibit 99.1

Perry Ellis International Reports Third Quarter Fiscal 2017 Results

Perry Ellis International, Inc. (NASDAQ:PERY) today reported results for the third quarter ended October 29, 2016 (“third quarter of fiscal 2017”).

Key Fiscal Third Quarter 2017 Financial and Operational Highlights:

•	Third quarter revenue totaled $194 million in line with guidance.

•	Gross margin expanded 100 basis points to 36.7% from 35.7% in comparable period of prior year. Adjusted gross margin expanded 110 basis points to 36.8%.

•	Adjusted diluted earnings per share totaled $0.23, ahead of guidance. GAAP loss per share of $0.34, includes $0.55 per share in pension plan termination costs.

•	Inventory decreased 23% to $112 million as compared to $145 million at the end of the third quarter of prior year.

•	Company remains comfortable with full-year adjusted EPS guidance in a range of $1.95 to $2.00

Oscar Feldenkreis, Chief Executive Officer of Perry Ellis International, commented: “We are pleased with our third quarter results, which were ahead of our expectations, continuing our positive momentum from the first half of the year. Revenues declined in total, reflecting the balance of the impact of the exit of non-core brands and negative currency exchange rates. Importantly, we delivered growth in our key lifestyle brands of Perry Ellis and Golf Lifestyle as well as Nike swim, expansion in gross margin and expense discipline, which combined drove a solid increase in adjusted diluted earnings per share over the prior year quarter. We attribute our consistent positive performance to the intense focus on what we do best – bringing relevant, innovative product to the marketplace, intensifying our relationships with consumers and driving operational excellence across all areas of our business. We ended the quarter with extremely clean inventory levels and brands and businesses well positioned for the final quarter of the year.”

Fiscal 2017 Third Quarter Results

Total revenue for the third quarter of fiscal 2017 was $194 million, down slightly from $205.4 million reported in the third quarter of fiscal 2016. The Company realized a 3.5% revenue increase in its core global brands which were offset by the balance of the exit of non-core brands and the negative impact of currency exchange rates. Revenues on a constant currency basis totaled $197.2 million for the quarter.

Gross margin was 36.7%, representing a 100 basis point improvement over the same period last year. Adjusted gross margin was 36.8% and excludes costs associated with the consolidation of sourcing offices in Hong Kong. This expansion reflects solid retail performance across our core brands in both the Company’s wholesale and direct to consumer channels. (Adjusted gross margin excludes certain items as outlined in Table 2, Reconciliation of Gross Profit to Adjusted Gross Profit and Adjusted Gross Margin.)

Selling, general and administrative expenses totaled $72.8 million as compared to $64.9 million in the comparable period of the prior year. SG&A adjusted to exclude expenses associated with the termination of the Company’s defined pension plan and the streamlining and consolidation of operations of $8.3 million and $71,000, respectively, were $64.5 million, essentially even with the comparable period of the prior year. The Company expects to save over $750,000 in annual administrative costs coupled with the longer term impact of rising pension costs.

As reported under GAAP for the third quarter fiscal 2017, net loss was $5.2 million, or $0.34 per share, as compared to net income of $2.3 million, or $0.15 per diluted share, in the third quarter of fiscal 2016. On an adjusted basis, earnings per diluted share were $0.23 as compared to adjusted earnings per diluted share of $0.16 in the third quarter of fiscal 2016. These results benefited from expanded gross margins and expense control driven by our disciplined focus on infrastructure. (Adjusted earnings per diluted share exclude certain items as outlined in Table 1, Reconciliation of net income (loss) and income (loss) per diluted share to adjusted net income and adjusted net income per diluted share.)

Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) for the third quarter of fiscal 2017 totaled $6.9 million as compared to $8.8 million in the comparable period of the prior year. (Adjusted EBITDA excludes certain items as outlined in Table 3, Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA.)

Balance Sheet

At the close of the third quarter fiscal 2017, the Company’s balance sheet was solid. Inventory declined 23% to $112 million as compared to $145 million at the end of the comparable period in the prior year and $183 million at year end. Capitalization reflects a net debt position of $66 million or 17.9% as compared to prior year $96 million or 23.3%.

Update on Strategic Priorities for Fiscal 2017 to Enhance Profitability

The Company continues to concentrate on the successful execution of its growth and profitability plan to continue to strengthen its industry leadership, reach new consumers and drive continued growth.

“Fiscal 2017 continues to be a testament to the successful execution of our 5 point growth and profitability plan. We have continued to focus on our high margin branded businesses. This coupled with strong inventory management and solid retail performance has driven consistent margin expansion,” said George Feldenkreis, Executive Chairman, Perry Ellis International. We feel that with the elections over, consumer confidence continues to increase and we expect to see increased consumer spending during the holiday season. ”

The Company’s focused strategy includes:

•	Focusing on high performing, high growth brands and businesses. Since Fiscal 2014, the Company has exited over 30 brands, which accounted for approximately $100 million in lower margin revenues, and refocused its portfolio toward core, high-margin brands. The Company also converted smaller owned brands to licensed only brands where applicable.

•	Enhancing Retail brand positioning in the menswear arena through the wholesale, retail and licensing of its core brands. The Company has focused on product innovation, visual presentation through in-store shops as well as omni-channel marketing. All of these investments have raised consumer awareness and reliance on the Company’s brands.

•	Expanding international and licensing distribution through direct investment in the Western Hemisphere and Europe, as well as strategic partnerships with licensees and other partners. The Company realized 6% revenue growth in licensing for the year to date period. Our International business continued to expand and represented 13.7% of total revenues compared to 12.5% in the comparable period of the prior year.

•	Expanding the DTC channel. The Company’s DTC platform is an important component of its growth and profitability strategy. As such, the Company has made important investments in online, mobile and e-commerce to build on its track record of innovation and leadership in technology. During the third quarter, the Company realized a 1% comparable sales increase in DTC and a 5% increase in DTC comparable margins. The Company continues to focus on growing this channel in a profitable manner.

•	Driving operating efficiencies through process enhancements, inventory management and supply chain improvements. In the third quarter of fiscal 2017, the Company realized approximately $1.8 million in savings in cost of goods and in selling, general & administrative expense, while also realizing an additional reduction in inventory carry. Savings for the year totals $5.8 million year to date.

Fiscal 2017 Guidance

The Company remained comfortable with the guidance of revenues for fiscal 2017 to be in a range of $885 to 890 million and for adjusted earnings per diluted share for fiscal 2017 to be in a range of $1.95 to $2.00.

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s and women’s apparel, accessories and fragrances. The Company’s collection of dress and casual shirts, golf sportswear, sweaters, dress pants, casual pants and shorts, jeans wear, active wear, dresses and men’s and women’s swimwear is available through all major levels of retail distribution. The Company, through its wholly owned subsidiaries, owns a portfolio of nationally and internationally recognized brands, including: Perry Ellis®, Original Penguin® by Munsingwear®, Laundry by Shelli Segal®, Rafaella®, Cubavera®, Ben Hogan®, Savane®, Grand Slam®, John Henry®, Manhattan®, Axist®, Jantzen® and Farah®. The Company enhances its roster of brands by licensing trademarks from third parties, including: Nike® and Jag® for swimwear, and Callaway®, PGA TOUR®, and Jack Nicklaus® for golf apparel. Additional information on the Company is available at http://www.pery.com.

Safe Harbor Statement

We caution readers that the forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “guidance,” “indicate,” “intend,” “may,” “might,” “plan,” “possibly,” “potential,” “predict,” “probably,” “proforma,” “project,” “seek,” “should,” “target,” or “will” or the negative thereof or other variations thereon and similar words or phrases or comparable terminology. Such forward-looking statements include, but are not limited to, statements regarding Perry Ellis’ strategic operating review, growth initiatives and internal operating improvements intended to drive revenues and enhance profitability, the implementation of Perry Ellis’ profitability improvement plan and Perry Ellis’ plans to exit underperforming, low growth brands and businesses. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include: general economic conditions, a significant decrease in business from or loss of any of our major customers or programs, anticipated and unanticipated trends and conditions in our industry, including the impact of recent or future retail and wholesale consolidation, recent and future economic conditions, including turmoil in the financial and credit markets, the effectiveness of our planned advertising, marketing and promotional campaigns, our ability to contain costs, disruptions in the supply chain, including, but not limited to these caused by port disruptions, our future capital needs and our ability to obtain financing, our ability to protect our trademarks, our ability to integrate acquired businesses, trademarks, trade names and licenses, our ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products, the termination or non-renewal of any material license agreements to which we are a party, changes in the costs of raw materials, labor and advertising, our ability to carry out growth strategies including expansion in international and direct-to-consumer retail markets; the effectiveness of our plans, strategies, objectives, expectations and intentions which are subject to change at any time at our discretion, potential cyber risk and technology failures which could disrupt operations or result in a data breach, the level of consumer spending for apparel and other merchandise, our ability to compete, exposure to foreign currency risk and interest rate risk, the impact to our business resulting from the United Kingdom’s referendum vote to exit the European Union and the uncertainty surrounding the terms and conditions of such a withdrawal, as well as the related impact to global stock markets and currency exchange rates; possible disruption in commercial activities due to terrorist activity and armed conflict, actions of activist investors and the cost and disruption of responding to those actions, and other factors set forth in Perry Ellis’ filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

Source: Perry Ellis International, Inc.

Anita Britt, CFO

305-592-2830

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s, except per share information)

INCOME STATEMENT DATA:

	Three Months Ended		Nine Months Ended
	October 29, 2016	October 31, 2015	October 29, 2016	October 31, 2015
Revenues
Net sales	$185,298	$196,447	$629,514	$659,342
Royalty income	8,661	8,992	27,392	25,810

Total revenues	193,959	205,439	656,906	685,152
Cost of sales	122,856	132,144	416,888	445,815

Gross profit	71,103	73,295	240,018	239,337
Operating expenses
Selling, general and administrative expenses	72,846	64,869	215,434	202,731
Depreciation and amortization	3,534	3,383	10,717	10,151

Total operating expenses	76,380	68,252	226,151	212,882
Loss on sale of long-lived assets	—	—	—	(697)

Operating (loss) income	(5,277)	5,043	13,867	25,758
Costs on early extinguishment of debt	—	—	—	5,121
Interest expense	1,738	1,853	5,652	7,423

Net (loss) income before income taxes	(7,015)	3,190	8,215	13,214
Income tax (benefit) provision	(1,850)	917	2,695	2,811

Net (loss) income	$(5,165)	$2,273	$5,520	$10,403

Net (loss) income, per share
Basic	$(0.34)	$0.15	$0.37	$0.70

Diluted	$(0.34)	$0.15	$0.36	$0.68

Weighted average number of shares outstanding
Basic	14,991	15,148	14,920	14,948
Diluted	14,991	15,465	15,169	15,344

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s)

BALANCE SHEET DATA:

	As of
	October 29, 2016	January 30, 2016
Assets
Current assets:
Cash and cash equivalents	$29,824	$31,902
Investments	12,915	9,782
Accounts receivable, net	128,782	132,066
Inventories	112,266	182,750
Other current assets	10,005	10,279

Total current assets	293,792	366,779

Property and equipment, net	63,682	63,908
Intangible assets, net	187,268	187,919
Deferred income taxes	441	442
Other assets	2,355	2,927

Total assets	$547,538	$621,975

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$43,786	$103,684
Accrued expenses and other liabilities	25,577	26,497
Accrued interest payable	528	1,521
Deferred pension obligation	6,904	12,107
Unearned revenues	3,494	4,213

Total current liabilities	80,289	148,022

Long term liabilities:
Senior subordinated notes payable, net	49,637	49,528
Senior credit facility	37,837	61,758
Real estate mortgages	20,668	21,318
Unearned revenues and other long-term liabilities	55,152	49,868

Total long-term liabilities	163,294	182,472

Total liabilities	243,583	330,494

Equity

Total equity	303,955	291,481

Total liabilities and equity	$547,538	$621,975

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

Table 1

Reconciliation of net (loss) income and (loss) income per diluted share to adjusted net income and adjusted net income per diluted share

(UNAUDITED)

(amounts in 000’s, except per share information)

	Three Months Ended		Nine Months Ended
	October 29, 2016	October 31, 2015	October 29, 2016	October 31, 2015
Net (loss) income	$(5,165)	$2,273	$5,520	$10,403
Adjustments:
Costs on exited brands	—	—	869	2,138
Costs of streamlining and consolidation of operations, legal settlement and other strategic initiatives	360	361	6,311	3,651
Costs of pension settlement	8,300	—	8,300	—
Costs on early extinguishment of debt	—	—	—	5,121
Loss on sale of long-lived assets	—	—	—	697
Tax expense	—	(139)	—	333

Net income, as adjusted (1)	$3,495	$2,495	$21,000	$22,343

	Three Months Ended		Nine Months Ended
	October 29, 2016	October 31, 2015	October 29, 2016	October 31, 2015
Net (loss) income per share, diluted	$(0.34)	$0.15	$0.36	$0.68

Net per share costs on exited brands	—	—	0.06	0.14
Net per share costs of streamlining and consolidation of operations, legal settlement and other strategic initiatives	0.02	0.02	0.41	0.24
Net per share costs of pension settlement	0.55	—	0.55	—
Net per share costs on early extinguishment of debt	—	—	—	0.33
Net per share loss on sale of long-lived assets	—	(0.01)	—	0.07

Adjusted net income per share, diluted (1)	$0.23	$0.16	$1.38	$1.46

(1)	Net income, as adjusted, and adjusted net income per share, diluted, consist of net (loss) income or net (loss) income per share, diluted, as the case may be, adjusted for the impact of the costs on exited brands, costs of streamlining and consolidation of operations, legal settlement, and other strategic initiatives, costs of pension settlement, cost on early extinguishment of debt and loss on sale of long-lived assets. These costs are not indicative of our core operations and thus to get a more comparable result with the operating performance of the apparel industry, they have been removed, net of taxes, from the calculation.

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

Table 2

RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT AND ADJUSTED GROSS MARGIN(1)

(UNAUDITED)

(amounts in 000’s)

	Three Months Ended		Nine Months Ended
	October 29, 2016	October 31, 2015	October 29, 2016	October 31, 2015
Gross profit	$71,103	$73,295	$240,018	$239,337

Costs on exited brands	—	—	869	2,138
Costs of streamlining and consolidation of operations, and other strategic initiatives	290	21	290	910

Gross profit, as adjusted	$71,393	$73,316	$241,177	$242,385

Total revenues	$193,959	$205,439	$656,906	$685,152

Gross margin, as adjusted	36.8%	35.7%	36.7%	35.4%

(1)	Adjusted gross profit consists of gross profit adjusted for costs on exited brands and costs of streamlining and consolidation of operations, and other strategic initiatives. We believe these costs are not indicative of our core operations and thus we have removed them to provide investors and analysts with a more comparable result when comparing our operating performance to that of the apparel industry.

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

Table 3

RECONCILIATION OF NET (LOSS) INCOME TO EBITDA AND ADJUSTED EBITDA(1)

(UNAUDITED)

(amounts in 000’s)

	Three Months Ended		Nine Months Ended
	October 29, 2016	October 31, 2015	October 29, 2016	October 31, 2015
Net (loss) income	$(5,165)	$2,273	$5,520	$10,403
Depreciation and amortization	3,534	3,383	10,717	10,151
Interest expense	1,738	1,853	5,652	7,423
Costs on early extinguishment of debt	—	—	—	5,121
Income tax provision	(1,850)	917	2,695	2,811

EBITDA	(1,743)	8,426	24,584	35,909

Adjustments:
Costs on exited brands	—	—	869	2,138
Costs of streamlining and consolidation of operations, legal settlement, and other strategic initiatives	360	361	6,311	3,651
Costs of pension settlement	8,300	—	8,300	—
Loss on sale of long-lived assets	—	—	—	697

EBITDA, as adjusted	$6,917	$8,787	$40,064	$42,395

Gross profit	$71,103	$73,295	$240,018	$239,337
Adjustments:
Selling, general and administrative expenses	(72,846)	(64,869)	(215,434)	(202,731)
Costs on exited brands	—	—	869	2,138
Costs of streamlining and consolidation of operations, and other strategic initiatives	360	361	6,311	3,651
Costs of pension settlement	8,300	—	8,300	—

EBITDA, as adjusted	$6,917	$8,787	$40,064	$42,395

Total revenues	$193,959	$205,439	$656,906	$685,152

EBITDA margin percentage of revenues	3.6%	4.3%	6.1%	6.2%

(1)	Adjusted EBITDA consists of (loss) income before interest, taxes, depreciation, amortization, costs on early extinguishment of debt, costs on exited brands, costs of streamlining and consolidation of operations, legal settlement, and other strategic initiatives, costs of pension settlement, as well as the loss on sale of long-lived assets. Adjusted EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States of America, and does not represent cash flow from operations. Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry. In addition, we present adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across periods on a consistent basis by excluding items that we do not believe are indicators of our core operating performance.